Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into between Business First Bank (“the Bank”) and Philip Jordan (the “Executive”) and is presented to Executive on July 1, 2018.

REASONS FOR THIS AGREEMENT:

1.	The Bank has employed Executive as its Executive Vice President, Chief Commercial Officer; and

2.	The Bank wishes to provide Executive with certain severance benefits in the event the Executive's employment is terminated by the Bank without Cause or terminated by Executive with Good Reason, in either case within 60 days prior to or one year following a Change in Control.

The Bank and Executive make the following promises and agree to follow them:

Section 1.        Title, Position, Duties and Responsibilities.

(a)      Generally. Executive shall serve as Executive Vice President, Chief Commercial Officer of the Bank. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Executive Vice President, Chief Commercial Officer of banks of similar size and businesses as the Bank as they may exist from time to time and as are consistent with such positions and status or as may be assigned to him/her by the Bank.

(b)        Place of Employment. Executive's principal place of employment shall be Shreveport, Louisiana or the corporate offices of the Bank in Baton Rouge, Louisiana.

(c)        Rank of Executive Within Bank. As Executive Vice President, Chief Commercial Officer of the Bank, Executive shall report directly to the President and CEO of the Bank or as the Bank may otherwise direct.

Section 2.        Termination Generally.

(a)        Payments and Benefits due to Executive Upon Termination. Upon termination of Executive’s employment with the Bank either with or without Cause and regardless of whether a Change in Control occurs, Executive will be entitled to:

(i)	His/her Base Salary through the date of termination of Executive's employment; any days of accrued but unused vacation; the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid); and other or additional benefits then due or earned in accordance with applicable plans or programs of the Bank, which amount(s) shall be paid in a single lump sum payment on the Bank’s next regularly scheduled pay day through normal payroll procedures. “Base Salary” is defined as Executive’s annualized salary, payable in accordance with the regular payroll practices of the Bank, of $265,225.20; and

(ii)	Continued participation in the Bank's group health plans for Executive and his/her covered dependents in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

(b)        Termination by the Bank for Cause.

(i)	If Executive is terminated for Cause, as defined below, Executive shall only be entitled to the payments and benefits described in Section 2(a) of this Agreement and shall not be entitled to any payment or benefit described in Section 3(a) of this Agreement.

(ii)	"Cause" shall mean:

(1)	Executive is convicted of, or enters a plea of nolo contendere to a felony;

(2)	Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his/her duties, willful violation of the Bank's code of conduct, or willfully fails to follow reasonable and lawful directives of the Board resulting, in either case, in material harm to the financial condition or reputation of the Bank; or

(3)	Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Bank's financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002.

(iii)	For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him/her intentionally and not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(iv)	A termination for Cause shall not take effect until a determination by the Bank that, in its judgment, grounds for termination of Executive for Cause exist.

Section 3.      Termination by the Bank Without Cause or Termination by Executive With Good Reason Prior to or Following a Change in Control. In the event Executive's employment with the Bank is terminated without Cause (as defined above), other than due to death or disability, which termination shall be effective as of the date specified by the Bank in a written notice to Executive, or in the event Executive terminates his/her employment with Good Reason (as defined below), in either case within 60 days prior to or one year following a Change in Control (as defined below), Executive shall be entitled to:

(a)       an amount equal to one times Executive’s Base Salary, at the annualized rate in effect on the date of termination of Executive's employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction); and

(b)        Any payment made pursuant to Section 3(a) of this Agreement shall be made by the Bank as a single lump sum not later than thirty (30) calendar days after Executive releases the Bank from any further obligation, potential claim, or liability, as described in Section 6.

A termination with "Good Reason" shall mean a termination of Executive's employment at his/her initiative as provided in this Section following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

(a)	a material reduction in Executive's Base Salary, other than in connection with a proportionate reduction in the base salaries of all similarly situated senior officer-level employees;

(b)	a material reduction in Executive's Base Salary, if Executive is offered a new position with the Bank following a Change in Control;

(c)	a relocation of the corporate offices of the Bank outside of a 75-mile radius of Baton Rouge, Louisiana; or

(d)	a material diminution of Executive's authority, responsibilities or duties; provided, however, that (i) any changes to the list of Executive's direct reports (whether by person, title or function) and (ii) any requirement to utilize skills in addition to those utilized in Executive's current position shall not, in and of themselves, be considered a "material diminution" as contemplated by this Section as long as Executive continues to report directly to the Bank’s [insert job title of employee to whom Executive reports].

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless (i) Executive provides the Bank with notice of one of the conditions described above within 90 days of the existence of the condition, (ii) the Bank is provided at least 30 days to cure the condition and fails to cure same within such 30-day period and (iii) Executive terminates employment within at least 150 days of the existence of the condition.

A "Change in Control" shall be deemed to have occurred if:

(a)	any Person (as defined in Section 3(a)(9) and used in Sections 13(d) and 14(d), including "group" as defined in Section 14(d), of the Securities Exchange Act of 1934 (“Exchange Act”), as amended from time to time, and any successor Act, but excluding the Bank, any trustee or other fiduciary holding securities under any employee benefit plan of the Bank, or any company or bank owned, directly or indirectly, by the stockholders of the Bank immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Bank) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act and any successor Rule, except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Bank's or such subsidiary's then outstanding securities;

(b)	during any 12-month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Bank to effect a transaction described in clause (a), (c), or (d) of this paragraph on “Change in Control”) whose election by the Board or nomination for election by the Bank's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(c)	the consummation of a merger or consolidation of the Bank or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Bank (a "Significant Subsidiary") with any other entity, other than a merger or consolidation which would result in the voting securities of the Bank or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(d)	the consummation of a sale or disposition of all or substantially all of the consolidated assets of the Bank (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Bank in substantially the same proportions as their ownership of the common stock of the Bank immediately prior to such sale or disposition).

Section 4.        No Mitigation; No Offset. In the event of a termination of employment as contemplated in Section 3 of this Agreement, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he/she may obtain.

Section 5.        Nature of Payment. Any amount due under Section 3(a) of this Agreement is in the nature of a severance payment considered to be reasonable by the Bank and is not in the nature of a penalty.

Section 6.      No Further Liability; Release. In the event of Executive's termination of employment, payment made and performance by the Bank in accordance with this Agreement shall operate to fully discharge and release the Bank and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives (collectively, “the Bank”) from any further obligation, potential claim or liability with respect to Executive's employment with the Bank or separation from employment with the Bank or his/her rights under this Agreement, and the Bank shall have no further obligation or liability to Executive or any other person with respect to Executive's employment with the Bank or separation from employment with the Bank or under this Agreement. The Bank conditions the payment of any amount pursuant to Section 3(a) of this Agreement upon the delivery by Executive to the Bank of a release in a form prepared by and satisfactory to the Bank, substantially in the form attached hereto as “General Release and Confidentiality Agreement.” Any payment made pursuant to Section 3(a) of this Agreement shall be made by the Bank not later than thirty (30) calendar days after Executive releases the Bank from any further obligation, potential claim, or liability.

Section 7.      Financial Security For Payments Following a Change in Control. Following a Change in Control, at the request of Executive, the Bank or its successor shall provide financial security reasonably acceptable to Executive for its obligations to make payments required by this Agreement.

Section 8.       Potential Reduction in Payments.

(a)       If any payment, distribution, or other benefit provided by the Bank to or for the benefit of Executive pursuant to the terms of this Agreement (collectively, the "Payments"), (x) constitutes a "parachute payment" within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder (“the Code”), and (y) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), then the payment to Executive under Section 3 of this Agreement shall be reduced so that no portion of the Payments shall be subject to the Excise Tax.

(b)      Unless the Bank and Executive otherwise agree in writing, any determination required under this Section shall be made by the Bank's independent accountants or compensation consultants (the "Third Party") at the Bank’s cost, after due consideration of Executive's comments with respect to the interpretation and application thereof, and all such determinations shall be conclusive, final and binding on the Parties. The Bank and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section.

Section 9.        Assignability: Binding Nature; Solidary Obligations. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. In the event of a Change in Control of the Bank, the Bank’s rights and obligations under this Agreement may be assigned or transferred by the Bank, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Bank and such assignee or transferee assumes the liabilities, obligations and duties of the Bank, as contained in this Agreement, either contractually or as a matter of law. The Bank further agrees that, in the event of a Change in Control, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Bank hereunder. Executive may assign or transfer his/her rights to compensation and benefits under this Agreement only by will or operation of law, except as provided in Section 13 below.

Section 10.    Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes any other agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation any prior change in control agreement between the Parties.

Section 11.     Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Bank. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Bank, as the case may be.

Section 12.     Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 13.     Beneficiaries/References.    Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Bank written notice thereof. In the event of Executive's death or a judicial determination of his/her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his/her beneficiary, estate or other legal representative.

Section 14.      Governing Law/Exclusive Jurisdiction.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of Louisiana without reference to principles of conflict of laws.

Section 15.      Notices.   Any notices given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Bank and to Executive at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the Party to whom such notice is addressed:

If to the Bank:	Business First Bank
500 Laurel Street
Baton Rouge, LA 70801
Attention: President and CEO

If to Executive:	Philip Jordan
111 Couples Drive
Bossier City, LA 71111

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BUSINESS FIRST BANK
By:	/s/
David R. Melville, III
President and CEO

EXECUTIVE

Philip Jordan

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

This GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT (“Release”) is entered into between Business First Bank (“the Bank”) with [insert Executive’s name] (“you”) and is presented to you on [insert date].

REASONS FOR THIS AGREEMENT:

1.	Your employment with the Bank ends at the end of the work day on [insert date].

2.	The Bank will pay you for all work that you performed for the Bank through the last day you worked and any other earned or vested benefits, such as accrued but unused vacation time and any earned but unpaid bonus, as described in Section 2(a) of the Change in Control Agreement (“Change in Control Agreement”) dated [ ] on the Bank’s next regularly scheduled pay day through normal payroll procedures; and

3.	The Bank will provide you with additional special benefits as described in Sections 3(a) and 8 (if applicable) of the Change in Control Agreement and discussed below, but only if you sign this Release, by which you promise not to bring legal action against the Bank with respect to your employment or separation from employment with the Bank.

The Bank and you make the following promises and agree to follow them:

Promise Number 1:     The Bank promises to do the following if you execute this Release:

The Bank will pay you a single lump sum of ______________ ($________) in additional wages with normal deductions for Social Security and tax withholdings within thirty (30) calendar days after you execute the Release pursuant to Section 3 of the Change in Control Agreement; and

You acknowledge that this promise is independent and sufficient consideration for this Release and is not a benefit that is already due to you.

Promise Number 2:     You fully understand and agree that, in exchange for the Bank’s promise to provide the additional special benefit detailed in Promise Number 1, you waive any claims that you may have against the Bank, or any entity or person related to the Bank, and you fully release the Bank and its related parties from any liability to you in connection with any matter that occurred or should have occurred while you were employed at the Bank, including your separation from employment. This does not mean that you have waived any right to file an administrative charge with the National Labor Relations Board or Equal Employment Opportunity Commission and/or the equivalent State agencies; however, if any charge is filed, you agree not to violate the confidentiality provisions of this Release or to seek or in any way accept any award, recovery, settlement or individual relief as a result of charges brought with these agencies. This means that you (and anybody who might be able to represent your legal interests) warrant that you have not yet initiated and you promise not in the future to file suit or a charge for your own personal benefit against the Bank, any other organization related to the Bank, or any shareholder, member, officer, director, employee, owner, attorney, insurer, re-insurer, agent, employee benefit plan and any fiduciaries of any such plan of the Bank, or any of the Bank’s related entities for any of the following types of conduct:

a)	Discrimination or harassment by the Bank on the basis of your age, race, sex, religion, skin color, national origin, genetic information, disability or perceived disability or any other legally protected status or activity. This means that by accepting the benefit in Promise Number 1, you are giving up rights that you presently might have to pursue a legal action against the Bank or any of its related parties for your own benefit under the following laws:

●	The Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Older Workers Benefit Protection Act (29 U.S.C. §629(f)), or any similar state or local laws that prohibit discrimination on the basis of age. Fifty percent of the funds described under Promise Number 1 above is provided for you expressly for your promise not to seek recovery for yourself against the Bank or any of its related parties for discrimination on the basis of age under the Age Discrimination in Employment Act.

●	Title VII of the Civil Rights Act of 1964, as amended, (42 U.S.C. 2000e et seq.), 42 U.S.C. § 1981, The Civil Rights Act of 1991 (42 U.S.C. § 1981a), Federal Executive Order 11246, or any similar federal, state or local laws that prohibit discrimination on the basis of race, sex, pregnancy, religion, skin color, or national origin, including but not limited to any law providing for a hostile work environment cause of action.

●	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq., or any similar state or local laws that prohibit discrimination on the basis of a person’s disability or perceived disability.

●	The Workers Adjustment and Retraining Act of 1988, as amended, 29 U.S.C. § 2101 et seq., or any similar state or local laws that provide rights to employees affected by a plant closing or mass layoff.

●	The Genetic Information Non-Discrimination Act of 2008 (GINA), 42 U.S.C. §2000ff et seq., or any similar state or local laws that prohibit disclosure of genetic information or prohibit discrimination on the basis of genetics.

b)	Denial of or discrimination, retaliation or breach of fiduciary duties with respect to any benefits offered by the Bank, including but not limited to health insurance coverage, retirement benefits, 401(k) plan benefits, disability benefits, and life insurance. This means that by accepting the benefit in Promise Number 1, you are giving up any and all rights that you presently might have to pursue a legal action against the Bank or any of its related parties for denial of or discrimination, retaliation or breach of fiduciary duties with respect to employee benefits offered by the Bank or related entities under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq. (“ERISA”), the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601 et seq., and any state or local laws that relate to employee benefits.

c)	Discharge, demotion, suspension, threatening, harassment or any other discrimination or retaliation with respect to any whistleblowing activity by you. This means that by accepting the benefit in Promise Number 1, you are giving up any and all rights that you presently might have to pursue a legal action against the Bank and any of its related parties for your own benefit under any federal, state or local laws that prevent retaliation or discrimination in connection with whistleblowing activity, including La. R.S. 23:967, Section 806 of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the False Claims Act and any qui tam action in connection with any action or inaction by the Bank or any of its related parties.

d)	Defamation, interference with contractual rights, abuse of rights, breach of contract, breach of good faith, misrepresentation, invasion of privacy, fraud, deceit or ill practices, or intentional infliction of emotional distress. This means that by accepting the benefit in Promise Number 1, you are giving up any and all rights that you presently might have to pursue a legal action against the Bank or any of its related parties for any of the reasons just mentioned.

e)	Any other reason, including back wages or other forms of compensation, lost benefits, additional severance pay, additional vacation pay, additional pension benefits, additional termination pay benefits, and any other types of legal damages, penalties or fees under any state, federal, or local laws. This means that by accepting the benefit in Promise Number 1, you are giving up any and all rights that you presently might have to pursue a legal action against the Bank or any of its related parties for any of the reasons just mentioned and for any other reason arising from your employment or separation from employment with the Bank except as provided in subsection f of Promise Number 2.

f)	You and the Bank acknowledge that this Release does not affect your right to pursue any claim for workers’ compensation benefits that you have already made against the Bank and/or its Insurer. Aside from any such claim, you acknowledge that you have no other known claims for any work-related injury, illness or condition compensable under any applicable workers' compensation laws.

In other words, once you sign this Release and accept the benefit set forth in this Release, you cannot sue the Bank or anyone or any entity connected to the Bank for any reason relating to your employment at the Bank or your separation from employment with the Bank except as provided in subsection f of Promise Number 2. BY SIGNING THIS DOCUMENT AND ACCEPTING THE BENEFIT IN PROMISE NUMBER 1, YOU UNDERSTAND THAT ALL OF YOUR RIGHTS TO SUE THE Bank ARE LOST except as provided in subsection f of Promise Number 2.

Promise Number 3:  You and the Bank agree and understand that the promises in this Release only take away your right to sue for conduct occurring before you sign this Release. In other words, this Release does not cover any right to sue the Bank that might arise after this Release is signed. You further promise never to seek re-employment or reinstatement with the Bank or any entity related to the Bank.

Promise Number 4:  You also agree to the following additional items:

a)	The Bank has given you [fill in number of days] (___) days to consider this Release.

b)	The additional special benefits described in Promise Number 1 provide you all the reason that you needed to make all of the promises that you made in this Release, and especially gave all of the reason that you needed to agree to the promises in Promises Number 2-4. In other words, you agree that the benefits described in Promise Number 1 are the price that you are willing to accept for your promise not to sue the Bank and for the other promises you made in this Release.

c)	The Bank advises you, in writing, to meet with and talk to your family, your personal attorney, and any other person from whom you might seek advice regarding every promise in this Release.

d)	You have signed this Release on a knowing and voluntary basis, which means that you decided to make all of the promises in this Release voluntarily and of your own free will with a full understanding of all of the promises in this Release.

e)	You understand that you will not be entitled to any bonuses or incentive awards (except as those terms are used in and may be payable under Sections 2(a) and 3(a) of the Change in Control Agreement), to any further retirement contributions other than those attributable to your normal compensation through your last day of employment, which will be the day this Release becomes effective, and to any life or disability insurance coverage beyond that date, other than any conversion coverage, for which it is your sole responsibility to apply if such conversion coverage is available.

Promise Number 5:  The Bank believes that they have at all times treated and otherwise dealt with you in a fair and lawful manner, and you agree that the Bank has not admitted that it is at fault or liable to you for anything other than the promises made to you by the Bank in this Release.

Promise Number 6:  The parties agree that this Release will be enforced according to the following provisions:

a)	This Release and the accompanying Change in Control Agreement contain all of the promises made between you and the Bank.

b)	This Release also completely replaces any and all older written or oral agreements, understandings or promises made between you and the Bank about the topics in this Release.

c)	This Release should be interpreted, enforced and governed by Louisiana law except where federal law applies.

d)	In the event that any provisions, paragraphs, or portions thereof of this Release are held to be unenforceable and/or invalid by any court, the validity and enforceability of the remaining provisions, paragraphs, or portions thereof shall not be affected, and every other provision of the Release shall remain valid and enforceable to the fullest extent permitted by law.

Promise Number 7: “Confidential Information” means all information known by you as a result of your employment with the Bank including, but not limited to, the Bank’s financial, administrative, information technology, sales, operational, plant and facility, legal matters, and any information about the Bank’s customers or employees that you learned in connection with your employment with the Bank. You agree that all Confidential Information that you know was received in the strictest confidence, and you promise that you will not disclose any portion of any part of the Confidential Information to anyone for any reason. You also agree that the promises contained in this Release are also confidential, and you promise that you will not disclose any information contained in the Release to anyone for any reason after agreeing to and signing this Release. You agree that you have either deleted or destroyed or returned to the Bank all Bank information and data in your possession or which is contained on computers or other electronic media in your possession or to which you have access. You further agree that you have returned all Bank property, including your credit card, to the Bank. You agree to cooperate to the fullest extent with the Bank and its designated agents in providing information known to you about the duties that you performed for the Bank.

If you break any of the promises in this Release or threaten to break any of the promises in this Release, then the Bank can sue you and ask a court to stop you from breaking the promises in this Release and ask the court to award damages to the Bank that you would have to pay.

Promise Number 8: You agree to refrain from making negative, derogatory, and/or defamatory statements, whether verbal or written, about the Bank or any entity or person related to the Bank, and from being a party to any such statements.  This includes criticism of the Bank or its management philosophies, direction, or values.

Promise Number 9: BY SIGNING THIS RELEASE AND AGREEING TO THE PROMISES IN THE RELEASE, YOU UNDERSTAND THAT YOU ARE GIVING UP LEGAL RIGHTS THAT YOU MIGHT HAVE IN EXCHANGE FOR MONETARY BENEFIT, AND YOU AGREE THAT THIS EXCHANGE IS ACCEPTABLE.

Promise Number 10: This Release will go into effect SEVEN (7) days from the date you sign it, unless the Bank receives a timely written notice from you that you want to revoke or “undo” your acceptance of the Release. Notice that you want to revoke the Release should be hand-delivered or be sent by certified mail, return receipt requested, to:

[Insert name, job title, and address of Bank Employee

to whom Executive must send notice.]

The notice has to be received by the Bank within SEVEN (7) days from the date you sign the Release. In other words, once you sign this Release, you still have seven (7) days to change your mind. If you have signed this Release, but then change your mind and want to revoke your acceptance, you must deliver a note or letter in writing to ________ at the above address stating that you revoke your acceptance, and the note or letter must be delivered to ______ within the seven-day period.

AGREED AND SIGNED on ________________ ___, 201__.

[Name of Executive]

DATE:

ACCEPTED BY
BUSINESS FIRST BANK

[Insert name of authorized Bank Employee]
[Insert job title of authorized Bank Employee]

DATE: